CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires Three Property Portfolio

CINCINNATI, OH, March 25, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (“the Company”) today announced that it has acquired a portfolio of 3 grocery-anchored shopping centers. The portfolio is anchored by 2 Publix grocery stores and 1 H-E-B grocery store. These acquisitions include the first H-E-B grocery store in the Company’s portfolio and the first shopping center located in Texas. These acquisitions bring the Company’s total portfolio to 37 properties with 14 leading grocers, in 16 states, with an aggregate purchase price of approximately $467.6 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States.

Kleinwood Center is a 148,963 square foot shopping center located in Spring, Texas, approximately 25 miles north of Houston. The shopping center is anchored by an H-E-B grocery store and is approximately 92.0 percent occupied. H-E-B grocery store is the No. 2 traditional grocer in the Houston area by market share and is on a long-term lease through October 2023.

Murray Landing is a 64,359 square foot shopping center located in Irmo, South Carolina, approximately 12 miles northeast of Columbia, South Carolina. The shopping center is anchored by a Publix grocery store and is 100 percent occupied. Publix is on a long-term lease through October 2023. When combined with the Publix grocery store lease, 82 percent of the rents come from national tenants.

Vineyard Center is 62,821 square feet and located in Tallahassee, Florida. The shopping center is anchored by Publix, which is on a long term lease through November 2022. Publix is the No. 1 traditional grocer by market share in the Tallahassee area. When combined with the Publix grocery store lease, 84 percent of the rents come from national tenants.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of March 25, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 37 grocery-anchored shopping centers totaling 3,700,941 square feet.  For more information on the company, please visit the website at www.phillipsedison-arc.com.

###